UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2013 (October 31, 2013)

SPECTRA ENERGY PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-33556	41-2232463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court

Houston, Texas 77056

(Address of principal executive offices)

(713) 627-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Amendment to Contribution Agreement

As previously disclosed, on August 5, 2013, Spectra Energy Partners, LP (the “Partnership”) entered into a Contribution Agreement (the “Contribution Agreement”) with Spectra Energy Corp (“SE Corp”), pursuant to which SE Corp agreed to contribute to the Partnership substantially all of its interests in its subsidiaries (the “Contributed Entities”) that own U.S. transmission and storage and liquids assets and to assign to the Partnership its interests in certain related contracts (the “Dropdown Transactions”).

On October 31, 2013, the Partnership and SE Corp entered into the First Amendment to Contribution Agreement (the “Amendment”). Among other things, the Amendment (1) provides for the refinancing of certain intercompany indebtedness rather than the assignment of such indebtedness to the Partnership and (2) revises provisions relating to the treatment of performance and surety bonds, certain working capital adjustments and third party indebtedness.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full and complete terms of the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 2.1.

Amended and Restated Omnibus Agreement

In connection with the transactions contemplated by the Contribution Agreement, as amended by the Amendment (the “Amended Contribution Agreement”), on November 1, 2013, the Partnership entered into an Amended and Restated Omnibus Agreement with SE Corp, Spectra Energy Partners (DE) GP, LP, the general partner of the Partnership (the “General Partner”), and Spectra Energy Partners GP, LLC, the general partner of the General Partner (“GP LLC”). The Amended and Restated Omnibus Agreement eliminates the limitation on the amount that SE Corp is entitled to as reimbursement from the Partnership for corporate services and limits the scope of SE Corp’s obligation to indemnify the Partnership for certain liabilities.

The foregoing description of the Amended and Restated Omnibus Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Amended and Restated Omnibus Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Credit Agreement

On November 1, 2013, the Partnership amended and restated its existing revolving credit agreement by entering into an amended and restated $2 billion revolving credit agreement (the “Credit Agreement”) with the initial lenders and issuing banks named in the Credit Agreement and Citibank, N.A., as Administrative Agent. JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc acted as Syndication Agents, Bank of America, N.A. and Wells Fargo Bank, National Association acted as Documentation Agents, and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC acted as Joint Lead Arrangers and Joint Bookrunners.

The Credit Agreement contains a sublimit of $250 million for issuances of letters of credit, $150 million of which may be denominated in alternative currencies. Interest rates on borrowings under the Credit Agreement will be based on prevailing interest rates as described in the Credit Agreement and the credit ratings of the Partnership. Outstanding borrowings under the Credit Agreement mature on November 1, 2018, which may be extended for up to two additional one-year periods at the request of the Partnership (subject to the agreement of the applicable class of lenders having commitments representing more than 50% of the aggregate commitments of all lenders in the applicable class under the Credit Agreement). The Credit Agreement also provides for additional revolving commitments under the Credit Agreement, which may consist of incremental term loans that, at the Partnership’s election, automatically increase the aggregate amount of the revolving commitments upon any prepayment thereof, provided that the aggregate amount of revolving commitments under the Credit Agreement, including such additional revolving commitments and the aggregate principal amount outstanding under any incremental term loans that by their terms automatically increase the aggregate amount of the revolving commitments upon any prepayment thereof, does not exceed $3 billion. The Partnership is permitted to request an unlimited amount of incremental term loans under the Credit Agreement provided that such loans are fully cash collateralized and, to the extent such term loans automatically increase the aggregate amount of revolving commitments upon any prepayment thereof, the aggregate amount of such term loans plus the aggregate amount of any increases in revolving commitments does not exceed $1 billion.

The Credit Agreement contains customary representations, warranties and covenants, including limitations on the creation of liens on the Partnership’s and certain of its subsidiaries’ assets, limitations on consolidations, mergers and the sale of all or substantially all of the assets of the Partnership and certain of its subsidiaries, and limitations on certain transactions with affiliates. The Partnership has agreed to maintain a consolidated leverage ratio, as defined in the Credit Agreement, of less than or equal to 5.00 to 1.0, measured at the end of each fiscal quarter of the Partnership, provided that for three fiscal quarters subsequent to certain acquisitions, the Partnership’s consolidated leverage ratio may be up to 5.50 to 1.0. Upon the occurrence of certain events of default, the Partnership’s obligations under the Credit Agreement may be accelerated. Such events of default include payment defaults to lenders under the Credit Agreement, covenant defaults and other customary defaults.

The Credit Agreement provides that proceeds from borrowings under the Credit Agreement may be used for the Partnership’s and its subsidiaries’ general corporate purposes, including liquidity support for outstanding commercial paper and acquisitions.

Certain of the lenders under the Credit Agreement and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Partnership and its affiliates, for which they received or will receive customary fees and expense reimbursement.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.2.

Term Loan Agreement

On November 1, 2013, the Partnership entered into a $400 million senior unsecured term loan credit agreement (the “Term Loan Agreement”) with the initial lenders named in the Term Loan Agreement and The Bank of Tokyo-Mitsubishi UFJ, LTD., as Administrative Agent. Bank of America, N.A. acted as Syndication Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Tokyo Mitsubishi UFJ, LTD. acted as Joint Lead Arrangers and Joint Bookrunners.

Interest rates on borrowings under the Term Loan Agreement will be based on prevailing interest rates as described in the Term Loan Agreement and the credit ratings of the Partnership. Outstanding borrowings under the Term Loan Agreement mature on November 1, 2018.

The Term Loan Agreement contains customary representations, warranties and covenants, including limitations on the creation of liens on the assets of the Partnership and certain of its subsidiaries, limitations on consolidations, mergers and the sale of all or substantially all of the assets of the Partnership and certain of its subsidiaries and limitations on certain transactions with affiliates. The Partnership has agreed to maintain a consolidated leverage ratio, as defined in the Term Loan Agreement, of less than or equal to 5.00 to 1.0, measured at the end of each fiscal quarter, provided that for three fiscal quarters subsequent to certain acquisitions, the Partnership’s consolidated leverage ratio may be up to 5.50 to 1.0. Upon the occurrence of certain events of default, the Partnership’s obligations under the Term Loan Agreement may be accelerated. Such events of default include payment defaults to lenders under the Term Loan Agreement, covenant defaults and other customary defaults.

The Term Loan Agreement provides that proceeds from borrowings under the Term Loan Agreement may be used for the Partnership’s and its subsidiaries’ general corporate purposes, including acquisitions.

Certain of the lenders under the Term Loan Agreement and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Partnership and its affiliates, for which they received or will receive customary fees and expense reimbursement.

The foregoing description of the Term Loan Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Term Loan Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.3.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 is incorporated herein by reference. Pursuant to the Amended Contribution Agreement, on November 1, 2013, the Partnership and SE Corp completed the closing of substantially all of the Dropdown Transactions (the “First Closing”). The remaining closings of the Dropdown Transactions are expected to occur at least 12 months following the First Closing (the “Second Closing”) and at least 12 months following the Second Closing (the “Third Closing”).

In connection with the First Closing, the Partnership paid to SE Corp aggregate consideration consisting of (i) 167,639,491 newly issued common units and 3,421,214 newly issued general partner units issued to certain subsidiaries of SE Corp and to the General Partner, respectively, (ii) approximately $70.4 million in cash representing a loan from the Partnership to one of the Contributed Entities, the proceeds of which were used to repay intercompany indebtedness to a subsidiary of SE Corp, (iii) approximately $2.2 billion in cash paid to the General Partner and another subsidiary of SE Corp, after taking into account customary closing adjustments, and (iv) the assumption (indirectly by acquisition of the Contributed Entities) of approximately $2.4 billion of third-party indebtedness of the Contributed Entities. The cash consideration was funded with the net proceeds from the Partnership’s issuance and sale on September 25, 2013 of its 2.950% Senior Notes due 2018, 4.750% Senior Notes due 2024 and 5.950% Senior Notes due 2043, other restricted funds held by the Partnership and through borrowings under the Term Loan Agreement. After the Second Closing, SE Corp will have received a total of approximately 172 million newly issued common units and 3.5 million newly issued general partner units.

A description of the assets acquired in connection with the First Closing is presented in Item 8.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 regarding the entry into the Credit Agreement and the Term Loan Agreement above is hereby incorporated into this Item 2.03 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 2.01 above with respect to the Partnership’s common units issued to certain subsidiaries of SE Corp and to the General Partner is incorporated herein by reference. This private placement of Partnership common units issued pursuant to the Amended Contribution Agreement was made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2).

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2013, Ms. Julie A. Dill resigned as President and Chief Executive Officer of GP LLC. Ms. Dill will continue to serve as a director of GP LLC and as group vice president of strategy for SE Corp.

On November 1, 2013, Mr. Gregory L. Ebel was appointed Chairman of the Board, President and Chief Executive Officer of GP LLC. Mr. Ebel, age 49, is also President, Chief Executive Officer and Director of SE Corp. Mr. Ebel served as Group Executive and Chief Financial Officer of SE Corp from January 2007 until assuming his current position at SE Corp on January 1, 2009. Prior to that time, Mr. Ebel served as President of Union Gas Limited from January 2005 until January 2007, and Vice President, Investor & Shareholder Relations of Duke Energy Corporation from November 2002 until January 2005. Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy Inc. Mr. Ebel is also a director of The Mosaic Company and a member of its Audit Committee.

On November 1, 2013, Mr. Fred J. Fowler resigned as Chairman of the Board of GP LLC. Mr. Fowler will continue to serve as a director of GP LLC.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the First Closing, on November 1, 2013, the Partnership amended and restated its First Amended and Restated Agreement of Limited Partnership to, among other things, (1) clarify what types of unitholders constitute “Eligible Unitholders” and (2) change the distribution date with respect to each fiscal quarter to the date that is 60 days following the close of such quarter. The foregoing description is not complete and is qualified in its entirety by reference to the full and complete terms of the Second Amended and Restated Agreement of Limited Partnership, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1.

In connection with the First Closing, on November 1, 2013, GP LLC amended and restated its Second Amended and Restated Limited Liability Company Agreement to, among other things, (1) reflect that Spectra Energy Southeast Pipeline Corporation is now the sole member of GP LLC and (2) change the distribution date with respect to each fiscal quarter to the date that is 60 days following the close of such quarter. The foregoing description is not complete and is qualified in its entirety by reference to the full and complete terms of the Third Amended and Restated Limited Liability Company Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.2.

Item 7.01.	Regulation FD Disclosure.

On November 1, 2013, the Partnership and SE Corp issued a joint press release announcing the consummation of the First Closing. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1. The information in Exhibit 99.1 is being furnished pursuant to this Item 7.01.

Item 8.01.	Other Events.

Description of Dropdown Assets

The assets owned by the Contributed Entities, as well as the assets included in the 40% ownership interest in the U.S. portion (Express US) and 100% ownership interest in the Canadian portion (Express Canada) of the Express-Platte crude oil pipeline system (collectively, the Express-Platte System) that we acquired from SE Corp on August 2, 2013, include natural gas, crude oil and natural gas liquids (NGL) pipelines and storage facilities that provide transportation and storage services for local distribution companies, electric power generators, exploration and production companies, and industrial and commercial customers, as well as energy marketers. Transportation and storage services are generally provided under firm agreements where customers reserve capacity in pipelines and storage facilities. The vast majority of these agreements provide for fixed reservation charges that are paid monthly regardless of actual volumes transported on the pipelines or injected or withdrawn from the storage facilities, plus a small variable component that is based on volumes transported, injected or withdrawn, which is intended to recover variable costs.

The Contributed Entities, with respect to their natural gas assets, also offer interruptible transportation and storage services where customers can use capacity if it is available at the time of the request. Interruptible revenues depend on the amount of volumes transported or stored and the associated market rates for this interruptible service, subject to a cost-based regulated rate cap. New projects placed into natural gas service may initially have higher levels of interruptible services at inception. The operations at the storage facilities also provide a variety of other value-added services including natural gas parking, loaning and balancing services to meet the needs of customers. In addition, the Contributed Entities, with respect to their crude oil and NGL assets, offer service to customers on capacity made available to any customer that has not previously executed a contract reserving capacity in the crude oil or NGL facility. Revenues from such non-contract customers depend on the amount of volumes transported or stored and the associated rate for such service.

Most of the Contributed Entities’ pipeline and storage operations are regulated by the Federal Energy Regulatory Commission (FERC) and are subject to the jurisdiction of various federal, state and local environmental agencies. FERC is the U.S. agency that regulates the transportation of natural gas, crude oil and NGLs in interstate commerce. Our Canadian pipeline and storage operations are regulated by Canada’s National Energy Board.

The Contributed Entities and their pipeline systems included in the Dropdown Transactions include:

•	Texas Eastern. The Texas Eastern Transmission, LP (Texas Eastern) natural gas transmission system extends approximately 1,700 miles from producing fields in the Gulf Coast region of Texas and Louisiana to Ohio, Pennsylvania, New Jersey and New York. It consists of two parallel systems, one with three large-diameter parallel pipelines and the other with one to three large-diameter pipelines. Texas Eastern’s onshore system consists of approximately 8,700 miles of pipeline and associated compressor stations. Texas Eastern also owns and operates two offshore Louisiana pipeline systems, which extend approximately 100 miles into the Gulf of Mexico and include approximately 500 miles of pipeline. In connection with the Dropdown Transactions, we acquired a 100% ownership interest in Texas Eastern.

•	New Jersey-New York Expansion. The New Jersey-New York project is designed to extend Texas Eastern’s reach farther into New Jersey and into the New York City market for the first time in several decades. The project is expected to provide 0.8 billion cubic feet per day (Bcf/d) of new capacity and involves the construction of 16 miles of new 30-inch pipeline extending from Staten Island to Manhattan, replacement of five miles of pipeline with 42-inch pipe, three compressor station reversals and other upgrades. The capital cost of the project is approximately $1.2 billion. The project was placed into service in the fourth quarter of 2013.

•	Algonquin. The Algonquin Gas Transmission, LLC (Algonquin) natural gas transmission system connects with Texas Eastern’s facilities in New Jersey and extends approximately 250 miles through New Jersey, New York, Connecticut, Rhode Island and Massachusetts where it connects to the Maritimes & Northeast Pipeline system. The system consists of approximately 1,125 miles of pipeline with associated compressor stations. In connection with the Dropdown Transactions, we acquired a 100% ownership interest in Algonquin.

•	Express-Platte System. On August 2, 2013, we acquired a 40% interest in Express US and a 100% interest in Express Canada. The 1,717-mile Express-Platte System, which begins in Hardisty, Alberta, and terminates in Wood River, Illinois, comprises the Express and Platte crude oil pipelines. The Express pipeline carries crude oil to U.S. refining markets in the Rockies area, including Montana, Wyoming, Colorado and Utah . The Express pipeline’s capacity is 280,000 barrels a day. The Platte pipeline, which interconnects with the Express pipeline in Casper, Wyoming, transports crude oil predominantly from the Bakken formation and western Canada to refiners in the Midwest. Platte’s capacity ranges from 164,000 barrels a day in Wyoming to 145,000 barrels a day in Illinois. In connection with the Dropdown Transactions, we acquired SE Corp’s remaining 60% ownership interest in the U.S. portion of the Express-Platte System, resulting in our owning 100% of that system.

•	Maritimes & Northeast Pipeline. In connection with the Dropdown Transactions, we acquired an additional 38.77% interest in Maritimes & Northeast Pipeline, L.L.C. (M&N US) from SE Corp, resulting in our owning 77.5% of that system. M&N US owns a FERC-regulated 338-mile mainline interstate natural gas transportation system in the United States that extends from the Canadian border near Baileyville, Maine to northeastern Massachusetts. Affiliates of Emera, Inc. and Exxon Mobil Corporation currently own the remaining 12.92% and 9.55% interests in M&N US, respectively. M&N US is connected to the Canadian portion of the Maritimes & Northeast Pipeline system, which is owned by SE Corp and affiliates of Emera, Inc. and Exxon Mobil Corporation. M&N US’ facilities include seven compressor stations and a market delivery capability of approximately 0.8 Bcf/d of natural gas.

•	Sand Hills and Southern Hills. In connection with the Dropdown Transactions, we acquired SE Corp’s one-third ownership interest in each of DCP Sand Hills Pipeline, LLC (Sand Hills) and DCP Southern Hills Pipeline, LLC (Southern Hills). DCP Midstream, LLC (a 50% equity investment of SE Corp) and Phillips 66 each own the remaining one-third ownership interests in Sand Hills and Southern Hills. The Sand Hills pipeline consists of approximately 720 miles of pipeline with initial capacity of 200,000 barrels per day (Bbls/d) that provides NGL transportation from the Permian Basin and Eagle Ford shale region to the premium NGL markets on the Gulf Coast. The Sand Hills pipeline has been phased into service, with Phase I completed during the fourth quarter of 2012, with initial service from the Eagle Ford shale region to Mont Belvieu. Phase II, which provides service from the Permian Basin to the Eagle Ford shale region, was completed in the second quarter of 2013. The Southern Hills pipeline consists of approximately 800 miles of NGL pipeline with initial capacity of almost 150,000 Bbls/d. The Southern Hills pipeline is connected to several DCP Midstream processing plants and third-party producers and provides NGL transportation from the Mid-Continent to Mont Belvieu. The Southern Hills pipeline was placed in service in the second quarter of 2013.

•	Gulfstream. We now own a 50% interest in the 745-mile Gulfstream Natural Gas System, L.L.C. (Gulfstream) interstate natural gas transportation system which extends from Pascagoula, Mississippi and Mobile, Alabama across the Gulf of Mexico and into Florida, following our acquisition of SE Corp’s remaining 1% interest in Gulfstream. The Gulfstream pipeline currently includes approximately 279 miles of onshore pipeline in Florida, 12 miles of onshore pipeline in Alabama and Mississippi, and 454 miles of offshore pipeline in the Gulf of Mexico. Facilities also include gas treatment facilities and a compressor station in Coden, Alabama. Gulfstream supports the south and central Florida markets through its connection to eight receipt points and 24 delivery points and has market delivery capability of 1.3 Bcf/d of natural gas. Affiliates of The Williams Companies, Inc. currently own the remaining 50% interest in Gulfstream, and jointly operate the system with SE Corp.

•	SESH. Southeast Supply Header, LLC (SESH) is a 290-mile natural gas transmission system, with associated compressor stations, owned and operated jointly by us and CenterPoint Energy, Inc. SESH extends from the Perryville Hub in northeastern Louisiana where the emerging shale gas production of eastern Texas, northern Louisiana and Arkansas, along with conventional production, is reached from five major interconnections. SESH extends to Alabama, interconnecting with 14 major north-south pipelines and three high-deliverability storage facilities. We acquired a 24.95% ownership interest in SESH at the First Closing, with SE Corp to contribute an additional 24.95% interest and its remaining 0.1% interest at the Second Closing and Third Closing, respectively, resulting in our owning 50% of that system following the completion of the Third Closing.

The natural gas and crude oil storage businesses included in the Dropdown Transactions include:

•	Bobcat Gas Storage. Bobcat Gas Storage (Bobcat) is a 14 Bcf salt dome facility which is strategically located on the Gulf Coast near Henry Hub, interconnecting with five major interstate pipelines, including Texas Eastern. Bobcat’s storage capacity is expected to be 46 Bcf by the end of 2016 when fully developed. In connection with the Dropdown Transactions, we acquired a 100% interest in Bobcat.

•	Market Hub. Market Hub Partners Holding (Market Hub) owns and operates two high-deliverability salt cavern natural gas storage facilities—the Egan and Moss Bluff facilities. These storage facilities are capable of being fully or partially filled and depleted, or “cycled,” multiple times per year. The Egan storage facility, located in Acadia Parish, Louisiana, has four storage caverns with a working gas capacity of approximately 29 Bcf, and includes a 58-mile pipeline system that interconnects with eight interstate pipeline systems, including Texas Eastern. The Moss Bluff storage facility, located in Liberty County, Texas, has four storage caverns with a working gas capacity of approximately 22 Bcf, and includes a 22-mile pipeline system that interconnects with two interstate pipeline systems, including Texas Eastern, and three intrastate pipeline systems. In connection with the Dropdown Transactions, we acquired Spectra Energy’s remaining 50% interest in Market Hub, resulting in us owning 100%, and serving as operator, of that facility.

•	Steckman Ridge. Steckman Ridge is a 12 Bcf depleted reservoir storage facility located in south central Pennsylvania that interconnects with the Texas Eastern and Dominion Transmission, Inc. systems. We acquired a 49.9% interest in Steckman Ridge from SE Corp at the First Closing, and will acquire SE Corp’s remaining 0.1% interest in Steckman Ridge at the Second Closing, resulting in Steckman Ridge being owned 50% by us and 50% by NJR Steckman Ridge Storage Company.

•	Texas Eastern Storage Facilities. Texas Eastern has two storage facilities in Pennsylvania held through joint ventures and one 100%-owned and operated storage facility in Maryland. Texas Eastern’s total working capacity in these three facilities is 74 Bcf. In addition, Texas Eastern’s system is connected to Steckman Ridge and three affiliated storage facilities in Texas and Louisiana, aggregating 65 Bcf, owned by Market Hub and Bobcat. In connection with the Dropdown Transactions, we acquired a 100% interest in Texas Eastern.

•	Express-Platte Storage Facilities. The Express-Platte System includes 44 storage tanks with a total storage capacity of 4.8 MMBbl. In connection with the Dropdown Transactions, we acquired a 100% interest in the Express-Platte System.

There can be no assurance that the Second Closing and the Third Closing will be completed in the anticipated time frame, or at all, or that anticipated benefits of the Dropdown Transactions will be realized.

Item 9.01.	Financial Statements and Exhibits.

The financial statements required by this Item 9.01 are not included in this Current Report on Form 8-K. These financial statements will be filed within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

2.1	First Amendment to Contribution Agreement by and between Spectra Energy Corp and Spectra Energy Partners, LP, dated as of October 31, 2013.

3.1	Second Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of November 1, 2013.

3.2	Third Amended and Restated Limited Liability Company Agreement of Spectra Energy Partners GP, LLC, dated as of November 1, 2013.

10.1	Amended and Restated Omnibus Agreement, dated November 1, 2013, by and among Spectra Energy Partners, LP, Spectra Energy Partners (DE) GP, LP, Spectra Energy Partners GP, LLC and Spectra Energy Corp.

10.2	Amended and Restated Credit Agreement, dated as of November 1, 2013, by and among Spectra Energy Partners, LP, as Borrower, Citibank, N.A., as Administrative Agent, and the lenders party thereto.

10.3	Credit Agreement, dated as of November 1, 2013, by and among Spectra Energy Partners, LP, as Borrower, The Bank of Tokyo-Mitsubishi UFJ, LTD, as Administrative Agent, and the lenders party thereto.

99.1	Joint press release of Spectra Energy Partners, LP and Spectra Energy Corp dated November 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

By:	Spectra Energy Partners GP, LLC, its general partner

/s/ J. Patrick Reddy
J. Patrick Reddy Vice President and Chief Financial Officer

Date: November 1, 2013

EXHIBIT INDEX

2.1	First Amendment to Contribution Agreement by and between Spectra Energy Corp and Spectra Energy Partners, LP, dated as of October 31, 2013.

3.1	Second Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP, dated as of November 1, 2013.

3.2	Third Amended and Restated Limited Liability Company Agreement of Spectra Energy Partners GP, LLC, dated as of November 1, 2013.

10.1	Amended and Restated Omnibus Agreement, dated November 1, 2013, by and among Spectra Energy Partners, LP, Spectra Energy Partners (DE) GP, LP, Spectra Energy Partners GP, LLC and Spectra Energy Corp.

10.2	Amended and Restated Credit Agreement, dated as of November 1, 2013, by and among Spectra Energy Partners, LP, as Borrower, Citibank, N.A., as Administrative Agent, and the lenders party thereto.

10.3	Credit Agreement, dated as of November 1, 2013, by and among Spectra Energy Partners, LP, as Borrower, The Bank of Tokyo-Mitsubishi UFJ, LTD, as Administrative Agent, and the lenders party thereto.

99.1	Joint press release of Spectra Energy Partners, LP and Spectra Energy Corp dated November 1, 2013.